EXHIBIT 99.1

News Release

COOPER TIRE TO INVEST AND MANUFACTURE TIRES IN MEXICO

Findlay, Ohio, June 18, 2008 – Cooper Tire & Rubber Company (NYSE: CTB) today announced an agreement to invest in a tire manufacturing facility in Guadalajara, Mexico. The facility will be jointly owned by Cooper, IBSA (a Mexican holding corporation) and Cooperativa TRADOC S.R.L. (employee owners of the Occidente facility). Cooper ownership in this facility is 38 percent at an investment of $31 million.

Cooper Chairman, President and CEO Roy Armes said, “This is an important step in the implementation of our strategic plan and our access to cost-competitive sourcing. Securing access to a steady source of supply to supplement the production of our U.S. facilities and meeting the customer’s demands in the North American market is critical to our success. Further, this will help us facilitate penetration in the Mexico market with our Cooper brand.”

Cooperativa TRADOC SCP President and Corporación de Occidente Vice President Jesus Torres Nuño added, “This agreement highlights the importance for the company to join with specialized labor with a commitment to high-quality products and efficiency. Further, as this alliance combines all parties’ strengths, the factory is expected to be one of the most reliable and efficient plants in North America.”

Jose Antonio Suárez Hernández, executive director of Corporación de Occidente commented about the agreement, “Cooper is definitely the ‘world class’ partner we were looking for to succeed in the global tire market. This long-term agreement will allow important synergies that will take our plant to a high efficiency level and the ability to become a quality producer for the world market.”

In October 2007, Cooper announced a 50-50 joint venture to form a trading company with Nemet International, SA de CV, responsible for the marketing, sales and distribution of the Cooper and Pneustone brands in Mexico. This trading company will continue to operate as a separate entity. This agreement will also replace the offtake arrangement previously announced.

Corporación de Occidente is the second-largest tire plant in Mexico, is located on 17.3 acres, and currently produces 2.4 million passenger radial tires per year. Expansion plans are in place to bring that capacity to an estimated 4.6 million by year-end 2010, and 6.0 million units during 2011. Currently there are approximately 700 employees involved in manufacturing at the facility.

Commenting further, Armes said, “We believe this is another example of our commitment toward competitive cost manufacturing to improve our overall global cost positioning of Cooper tires and, more importantly, improve our competitive advantage in the North America market. We are pleased with this opportunity and believe it moves us forward as a stronger competitor in an ever-changing global market.”

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has 67 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at www.coopertire.com.

Contact: Patricia J. Brown, 419-424-4370